Exhibit 99.1

Senetek PLC Embarks on New Strategic Direction

Company Completes $3.0 Million Financing

Chief Executive Officer and Chief Financial Officer Terminated in Connection with Financing

John P. Ryan Appointed Chief Executive Officer in Connection with Financing

Board of Director Resignations and Appointments in Connection with Financing

Company Exits Skin Care Business in Connection with Financing

Napa, CA (March 10, 2010) – Senetek, PLC (OTCBB: SNKTY) today announced the closing of a Security Purchase Agreement, a Note and a Warrant Purchase Agreement with DMRJ Group, LLC on March 10, 2010. DMRJ Group, LLC is a Delaware limited liability company affiliated with Platinum Partners Value Arbitrage Fund L.P., an accredited institutional investor with its investment manager headquartered in New York, New York.

The Company issued a Secured Convertible Promissory Note to DMRJ in the principal amount of $3.0 million, which bears no interest and is convertible at a price of $1.25 per share at any time from inception to the fifth anniversary of the Note, at which time conversion is mandatory. Except in the event of default, the Note is not repayable in cash. In addition, the Company issued a five-year warrant to purchase 1.8 million of the Company’s ordinary shares at an exercise price of $1.75 per share.

In connection with the financing and sale of the skin-care business, Frank J. Massino was terminated without cause as Chief Executive Officer and resigned as Chairman of the Board of Directors. Mr. Massino has been retained as a part-time consultant for a three year period to assist in management of certain the Company’s existing investments and interests. Also, in connection with the financing and sale of the skin-care business, William F. O’Kelly was terminated without cause as Chief Financial Officer and Mr. Rodger Bogardus resigned from the Board of Directors.

John P. Ryan has been appointed to succeed Mr. Massino as Chief Executive Officer and Chairman of the Board of Directors. Mr. Ryan has extensive management experience in the mining industry, and in the past has been Founder and Chairman of U.S. Silver Corporation, a Toronto Stock Exchange listed company, where he earlier served as Chief Financial Officer. Mr. Ryan was a Founder, Secretary and Chief Financial Officer of High Plains Uranium, from inception on February 2005 to September 2006. In collaboration with principals from Platinum, he was a founder and principal of Platinum Diversified Mining, a resource focused $85 million SPAC which listed on the London AIM in 2006. He received a B.S. degree in Mining Engineering from the University of Idaho and a JD from Boston College Law School.

In addition, Mr. Howard Crosby has been appointed to the Board of Directors and named President of the Company. Mr. Crosby has extensive experience working with public companies. He was a founding Director of White Mountain Titanium Corporation, a founder and Director of High Plains Uranium, and also a founder of Platinum Diversified Mining. He is currently the Chairman of Plasmet Corp., a private green energy company. Mr. Crosby graduated from the University of Idaho in 1974.

Dr. Wesley Holland has also been appointed to the Board of Directors. Dr. Holland has nearly 30 years of experience in diagnostic radiology. He was licensed in California from 1981 to 1994 and is currently licensed in South Carolina and in Florida. His specific expertise is in utilizing critical molecular and nuclear diagnostic imaging procedures to diagnose and treat disease and disorders such as heart disease and cancer.

The Company received reports on November 13, 2009 and on February 1, 2010 from Miller Tabak + Co., LLC, prepared in their capacity as financial advisors to the Board of Directors, which reviewed strategic options and the best means to development of a business plan to maximize the assets of the company. Observations made by Miller Tabak included the following:

•

The Company’s current businesses are all underfunded intellectual property assets that will require investments far in excess of existing Company resources to bring to the point where they would generate meaningful revenue.

•	Establishment of competitive sales and marketing infrastructure generating meaningful revenue would require investment far in excess of existing Company resources.

•

The Company has realized past success with intellectual property licensing but this business model is in disfavor with institutional investors which makes it difficult to create a viable market for the Company’s stock.

•	Skincare is a highly competitive, highly fragmented market with few barriers to entry for the over-the-counter and cosmetic market.

Based on these observations, Miller Tabak recommended that the Board develop a new business strategy to bring revenue, profits and a positive opportunity for Company shareholders. In addition, a condition precedent to the financing was the divestiture of the skin care business.

With consideration to the strategic review by Miller Tabak and the condition to the transaction with DMRJ, the Company executed an Asset Purchase Agreement and a Note with Skinvera LLC, a company wholly owned by Frank J. Massino, former Chairman and Chief Executive Officer of the Company, whereby Skinvera purchased all assets and assumed all existing liabilities of the Company’s skincare business (except for assets and liabilities related to kinetin and zeatin) and received $1.8 million in cash in return for a $1.8 million Secured Promissory Note which bears interest at 6% per annum and is due on the seventh anniversary of the Note. The Asset Purchase Agreement includes provisions for royalty payments to the Company from Skinvera based on 5% of net direct sales of skincare products and 10% of net skincare royalties; up to a maximum of $5 million.

Mr. Ryan, Senetek’s new Chairman and Chief Executive Officer, stated, “I am very pleased to have been given the opportunity to set a new business path for Senetek. Our team is currently evaluating a number of potential value creating transactions which are consistent with our focus to maximize shareowner value. I am also looking forward to working with the Board in optimizing the value of the biotech assets the Company currently holds. The sale of the skin-care assets is a first step in an ongoing process of finding good matches for our existing technology. As we develop a new strategic direction for the Company, we look forward to communicating our plans to our shareholders and the investment community.”

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2008 and subsequent Quarterly Reports on Form 10-Q. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Contacts: Investor Relations: 707-226-3900x102